Erik A. Ostensoe, P. Geo.
4306 West 3rd Avenue
Vancouver, British Columbia
Canada V6W 1K8

June 5, 2006

CONSENT OF GEOLOGICAL CONSULTANT

I, Erik A. Ostensoe of Vancouver, British Columbia, Canada, do hereby consent to the use, in the registration statement of Opes Exploration Inc. on Form SB-2 Amendment No. 1 of my geological report dated February 15, 2006, entitled “Review and Recommendations, Lower Engineer 1 and 2 Claims”, and concur with the summary of the information in the report disclosed in the registration statement. I also consent to the reference to me under the heading “Interests of Named Experts and Counsel” in such registration statement.

/s/ Erik A. Ostensoe

Erik A. Ostensoe, P. Geo.